EXHIBIT 21
SUBSIDIARIES OF FREMONT GENERAL CORPORATION
Each of the subsidiary companies does business under its incorporated name.
1. Domestic Subsidiaries

Name	State of Incorporation
Fremont General Credit Corporation	California
Fremont Investment & Loan	California